Exhibit 10.2

EXECUTION COPY

AGENCY AGREEMENT

This Agency (the “Agreement”) is made as of May 13, 2008, by and between a joint venture formed among: (a) Hilco Consumer Capital, LLC, (b) Hilco Merchant Resources, LLC, (c) Gordon Brothers Retail Partners, LLC, and (d) GB Brands, LLC (collectively, the “Agent”) and Sharper Image Corporation (the “Merchant”), with a principal place of business at 350 The Embarcadero, 6th floor, San Francisco, CA 94105.

R E C I T A L S

WHEREAS, the Merchant has commenced a case (the “Bankruptcy Case”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, the Merchant operates retail stores and desires that the Agent act as the Merchant’s exclusive agent for the limited purpose of selling all of the Merchandise located in the Merchant’s retail store location(s) (each a “Store” and, collectively, the “Stores”), and certain merchandise located in Merchant’s distribution centers all listed on Exhibit 1 attached hereto, by means of a “going-out-of-business,” “store closing,” “bankruptcy,” or similarly themed sale (as further described below, the “Sale”);

WHEREAS, the Agent has agreed to act as the Merchant’s exclusive agent on the terms and conditions set forth herein;

WHEREAS, contemporaneously herewith, the Agent and the Merchant have entered into that certain Asset Purchase Agreement, dated as of May ___, 2008 (the “APA”), which is hereby incorporated herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Agent and the Merchant hereby agree as follows:

Section 1.        Defined Terms. All capitalized terms not defined herein shall have the meaning set forth in the APA. As used herein, the following terms shall have the following meanings:

“Agreement” has the meaning assigned to that term in the Preamble hereto.

“Agent” has the meaning assigned to that term in the Preamble hereto.

“APA” has the meaning assigned to that term in the Recitals hereto.

“Bankruptcy Case” has the meaning assigned to that term in the APA.

“Bankruptcy Code” has the meaning assigned to that term in the APA.

“Benefits Cap” has the meaning assigned to that term in Section 4.1 hereof.

“Central Expenses” has the meaning assigned to that term in Section 4.2 hereof.

“Closing” means the closing of transactions contemplated by this Agreement and the APA as set forth in Section 2.3 hereof.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

“Committee” means the statutory creditors’ committee appointed in the Bankruptcy Case.

“Defective Merchandise” has the meaning assigned to that term in Section 5.1(b) hereof.

“Designated Merchant Account” has the meaning assigned to that term in Section 3.1 hereof.

“DIP Credit Agreement” has the meaning assigned to that term in Section 3.3 hereof.

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“Environmental Law” has the meaning assigned to that term in Section 11.1(o) hereof.

“Excluded Benefits” has the meaning assigned to that term in Section 4.2 hereof.

“Excluded Goods” has the meaning assigned to that term in Section 5.3 hereof.

“Expense L/C” has the meaning assigned to that term in Section 3.3 hereof.

“Expenses” has the meaning assigned to that term in Section 4 hereof.

“FF&E” has the meaning assigned to that term in Section 5.1 hereof.

“Final Inventory Report” has the meaning assigned to that term in Section 3.3(b) hereof.

“Final Reconciliation” has the meaning assigned to that term in Section 3.4 hereof.

“Guaranteed Amount” has the meaning assigned to that term in Section 3.1 hereof.

“Guaranty L/C” has the meaning assigned to that term in Section 3.3 hereof.

“Gross Rings” has the meaning assigned to that term in Section 5.5 hereof.

“Inventory Date’ has the meaning assigned to that term in Section 5.1 hereof.

“Initial Guaranty Payment” has the meaning assigned to that term in Section 3.3 hereof.

“Inventory Taking” has the meaning assigned to that term in Section 5.4 hereof.

“Inventory Taking Service” has the meaning assigned to that term in Section 5.4 hereof.

“Lender” has the meaning assigned to that term in Section 3.3 hereof.

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“Lien” means any lien, security interest, pledge, hypothecation, encumbrance or other interest or claim (including but not limited to any and all “claims,” as defined in section 10l(5) of the Bankruptcy Code, and any and all rights and claims under any bulk transfer statutes and similar laws) in or with respect to any of the Leases (including but not limited to any options or rights to purchase or recapture such Leases and any mechanics’ or tax liens), whether arising by agreement, by statute or otherwise and whether arising prior to, on or after the Petition Date.

“Maximum Inventory Amount” has the meaning assigned to that term in Section 3.1 hereof.

“Merchandise” has the meaning assigned to that term in Section 5.1 hereof.

“Merchant” has the meaning assigned to that term in the Preamble hereto.

“Minimum Inventory Amount” has the meaning assigned to that term in Section 3.1 hereof.

“Occupancy Expenses” has the meaning assigned to that term in Section 3.3 hereof.

“On-Order Merchandise has the meaning assigned to that term in Section 5.1(b) hereof.

“Performance Bonuses” has the meaning assigned to that term in Section 9.4 hereof.

“Petition Date” means February 19, 2008.

“Proceeds” has the meaning assigned to that term in Sections 3.1 and 7.1 hereof.

“Remaining Merchandise” has the meaning assigned to that term in Section 3.2 hereof.

“Retained Employee” has the meaning assigned to that term in Section 9.1 hereof.

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“Retail Price” has the meaning assigned to that term in Section 5.2 hereof.

“Sale” has the meaning assigned to that term in the Recitals hereto.

“Sale Commencement Date” has the meaning assigned to that term in Section 6.1 hereof.

“Sale Documents” has the meaning assigned to that term in Section 12.1 hereof.

“Sale Order” has the meaning assigned to that term in Section 2.2 hereof.

“Sale Term” has the meaning assigned to that term in Section 6.1 hereof.

“Sale Termination Date” has the meaning assigned to that term in Section 6.1 hereof.

“Sales Taxes” has the meaning assigned to that term in Section 8.3 hereof.

“Store” has the meaning assigned to that term in the Recitals hereto.

“Supplies” has the meaning assigned to that term in Section 8.4 hereof.

“Taxes” means (i) all federal, state, local and foreign taxes, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, withholding, social security, unemployment, disability, real property, personal property, registration, environmental, custom duties, value added, alternative or add-on minimum, estimated or other tax, including any interest, penalties or additions thereto, whether disputed or not, or (ii) liability for the payment of any amounts of the type described in clause (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other person, or (iii) in the case of Seller, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of Seller is determined or taken into account with reference to the liability of any other person.

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“Vacate Date” has the meaning assigned to that term in Section 6.2 hereof.

“WARN Act” means the Workers’ Adjustment and Retraining Notification Act.

Section 2.	Appointment of Agent.

2.1.      The Merchant hereby appoints the Agent, and the Agent hereby agrees to serve, as the Merchant’s exclusive agent for the purposes conducting the Sale in accordance with the terms and conditions of this Agreement.

2.2.      The Merchant shall apply to the Bankruptcy Court for an order approving this Agreement and the APA in their entirety and the transactions contemplated therein (the “Sale Order”). The Sale Order shall provide, in a form reasonably satisfactory to the Merchant and Agent, inter alia, that (i) this Agreement and the APA (and each of the transactions contemplated thereby) are approved in their entirety; (ii) Merchant and Agent shall be authorized to continue to take any and all actions as may be necessary or desirable to implement this Agreement and the APA and each of the transactions contemplated thereby; (iii) Agent shall be entitled to sell all Merchandise hereunder free and clear of all liens, claims or encumbrances thereon, with any presently existing liens encumbering all or any portion of the Merchandise or the Proceeds attaching only to the Guaranteed Amount and other amounts to be received by Merchant under this Agreement; (iv) Agent shall have the right to use the Stores and all related Store services, furniture, fixtures, equipment and other assets of Merchant as designated hereunder for the purpose of conducting the Sale, free of any interference from any entity or person subject to compliance with the Sale Order; (v) Agent, as agent for Merchant, is authorized to conduct, advertise, post signs and otherwise promote the Sale as a “going-out-of-business,” “store closing,” “bankruptcy,” or similarly themed sale (including, without limitation, by means of media advertising, A-frame, interior and exterior banners and similar signage and use of sign

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walkers), without further consent of any person, in accordance with the terms and conditions of this Agreement and the Sale Order (as the same may be modified and approved by the Bankruptcy Court), and without further compliance with applicable federal, state or local laws governing, inter alia, the conduct of store closing sales (the “Liquidation Sale Laws”), other than those designed to protect public health and safety; (vi) Agent shall be granted a limited license and right to use until the Sale Termination Date the trade names, logos and customer and mailing lists relating to and used in connection with the operation of the Stores, solely for the purpose of advertising the Sale in accordance with the terms of this Agreement; (vii) all utilities, landlords, creditors and all persons acting for or on their behalf shall not interfere with or otherwise impede the conduct of the Sale, institute any action in any court (other than in the Bankruptcy Court) or before any administrative body which in any way directly or indirectly interferes with or obstructs or impedes the conduct of the Sale; (viii) the Bankruptcy Court shall retain jurisdiction over the parties to enforce this Agreement and the APA; (ix) Agent shall not be liable for any claims against the Merchant other than as expressly provided for in this Agreement; and (x) Agent shall be granted a security interest in the Merchandise and the Proceeds as provided for in Section 16 hereof.

2.3.      Closing. If the Sale Order is entered, then, subject to the satisfaction or waiver by the parties of the conditions to their respective obligations set forth in Sections 11 and 12 below and in the APA, the Closing shall take place as set forth in the APA. All transactions at the Closing shall be deemed to take place simultaneously and none shall be deemed to have taken place until all shall have taken place.

2.4.      Assumed Liabilities. Except as specified in this Agreement and the APA, the Agent does not assume any liabilities or obligations of the Merchant, including, without

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limitation, severance, termination pay, pension, profit sharing or any other employee benefit plans, compensation or retiree medical and other benefits and obligations or any obligation, claim or amount under the WARN Act or COBRA, Taxes, Liens, “adequate protection” obligations, mortgage obligations or legal fees incurred by professionals retained in the Merchant’s Bankruptcy Case, liability to any landlords under the Leases for reimbursement of prior construction work, rent concession, allowances or the like, whether known or unknown, disputed or undisputed, contingent or non-contingent, liquidated or unliquidated, or otherwise.

Section 3.	Guaranteed Amount and Other Payments.
3.1.	Payments to the Merchant and the Agent.

(a)       As a guaranty of the Agent’s performance hereunder, and under the contemporaneously entered APA, in addition to the payment of Expenses as provided for in Section 4 below and subject to the potential adjustments in this Agreement and the APA, the Agent guarantees that the Merchant shall receive the Purchase Price (as defined in the APA) (for purposes of this Agreement, the “Guaranteed Amount”). The Agent shall pay to the Merchant the Guaranteed Amount, as adjusted in part, to reflect the values calculated through the: (A) Final Inventory Report, and (B) aggregate amount of Gross Rings, as adjusted for shrinkage per this Agreement.

(b)       All proceeds of the Sale (the “Proceeds”) shall be deposited in the Merchant’s existing accounts and disbursed in accordance with Section 3.3 hereof; provided that as soon as practicable following the Sale Commencement Date, the Merchant shall establish segregated accounts for deposit of the Proceeds (the “Designated Merchant Accounts”). The Merchant shall pay to the Agent all Proceeds on a daily basis, commencing on the first business

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day following payment of the Initial Guaranty Payment and delivery of the Guaranty L/C and Expense L/C.

(c)       The Guaranteed Amount has been calculated and agreed to based upon the aggregate Retail Price of the Merchandise not being less than, or in excess of, $56,000,000 (the “Minimum Inventory Amount”). To the extent that the aggregate Retail Price of the Merchandise, as determined by the final results of the Inventory Taking (defined below), is (x) less than the Minimum Inventory Amount, then the Guaranteed Amount shall be decreased by an amount equal to 65% of such deficiency, or (y) greater than the Minimum Inventory Amount, the Guaranteed Amount shall be increased by an amount equal to 36% of such excess.

(d)       On the Sale Commencement Date, Merchant shall provide $1,000 in cash in each of the Stores. Within 10 days of the Sale Commencement Date, Agent shall reimburse Merchant for all of such cash. Merchant and Agent shall cooperate to develop mutually agreeable procedures to verify such amounts.

3.2.      Remaining Merchandise. All unsold Merchandise remaining, if any, in the Stores at the Sale Termination Date (the “Remaining Merchandise”) shall become the property of the Agent, free and clear of all liens, claims and encumbrances.

3.3.	Time of Payments and Control of Proceeds.

(a)       On the Closing Date, the Agent shall (i) pay the Merchant ninety percent (95%) of the Guaranteed Amount (the “Initial Guaranty Payment”), (ii) pay the first week’s estimated Expenses as mutually agreed to by the Merchant and the Agent, and (iii) deliver to Wells Fargo Retail Finance, LLC (the “Lender”), as agent and lender under that certain Debtor in Possession Loan and Security Agreement, dated February 19, 2008 (the “DIP Credit Agreement”), as beneficiary, two letters of credit from a financial institution acceptable to the

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Merchant as follows: (A) a “Guaranty L/C” in the original face amount equal to the unpaid portion of the Guaranteed Amount, in a form to be agreed upon by the Merchant, the Agent, and the Lender, which shall terminate upon payment of the full Guaranteed Amount, and (B) an “Expense L/C” in the original face amount equal to three (3) weeks of estimated Expenses as mutually agreed to by the Merchant and the Agent, in a form to be agreed to by the Merchant, the Agent, and the Lender. The Initial Guaranty Payment and amount of the Guaranty L/C shall be calculated based upon the estimated aggregate Retail Price of the Merchandise to be included in the Sale, as reflected on the Merchant’s books and records on the last business day immediately preceding the Sale Commencement Date minus the aggregate Retail Price for the On-Order Merchandise. Payments related to On-Order Merchandise shall be made as part of the weekly Sale reconciliation as On-Order Merchandise is received at the Stores.

(b)       The unpaid portion of the Guaranteed Amount shall be paid by the Agent to the Merchant on the later of (i) the date that is 30 days after the Sale Commencement Date, and (ii) the second business day following the issuance of the final audited report of the aggregate Retail Price of the Merchandise by the Inventory Taking Service, after verification and reconciliation of the listing and tabulation of the Inventory Taking by the Agent and the Merchant (the “Final Inventory Report”). In the event there is any dispute with respect to the reconciliation of the aggregate Retail Price of the Merchandise following the Inventory Taking, then any such dispute shall be resolved by the Bankruptcy Court.

(c)       All amounts required to be paid by the Agent or the Merchant under any provision of this Agreement shall be made by wire transfer of immediately available funds, which shall be wired by the Agent or the Merchant, as applicable, no later than 2:00 p.m.

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(Eastern Time) on the date that such payment is due. In the event that the date on which such payment is due is not a business day, then such payment shall be due on the next business day.

(d)       The Guaranty L/C and the Expense L/C shall secure payment of the balance of any unpaid portion of the Guaranteed Amount, the Expenses, and any other amounts due from the Agent to the Merchant hereunder, shall be issued by a bank selected by the Agent and reasonably acceptable to the Merchant, and shall contain terms, provisions and conditions mutually acceptable to the Merchant and the Agent. Within five (5) business days after its receipt of written notice from the Lender or the Merchant that the obligations owed to the Lender have each been paid in full and all commitments under the DIP Credit Agreement terminated, the Agent shall cause the Guaranty L/C and the Expense L/C to be amended to name the Merchant as the beneficiary. The Guaranty L/C and the Expense L/C shall expire no earlier than 60 days after the Sale Termination Date. Unless the parties have mutually agreed in writing that they have completed the Final Reconciliation under this Agreement, then, at least 30 days prior to the expiration date of the Guaranty L/C and the Expense L/C, the Agent shall amend the Guaranty L/C and the Expense L/C solely to extend the respective expiration dates by at least an additional 60 days. If the Lender or the Merchant, as the case may be, does not receive such amendments to the Guaranty L/C and the Expense L/C, then all amounts hereunder shall become immediately due and payable, and the Lender or the Merchant, as the case may be, shall be permitted to draw the full amounts available under the Guaranty L/C and the Expense L/C and apply the amounts so drawn towards amounts then owed. Any amounts drawn in excess of the amounts then owed shall be held as security for amounts that may thereafter become due and payable to the Merchant hereunder.

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(e)       In the event that the Agent, after receipt of five (5) days’ written notice (which notice shall not be required if the Agent or any member of the Agent shall be a debtor under the Bankruptcy Code), fails to pay the Guaranteed Amount, Expenses, or any portion thereof, or other obligations hereunder when due, the Lender or the Merchant, as the case may be, shall be permitted to draw the full amounts available under the Guaranty L/C and the Expense L/C and apply the amounts so drawn in payment of amounts then owed, and any amounts drawn in excess of the amounts then owed shall be held as security for amounts that may thereafter become due and payable to the Merchant hereunder. To the extent that after drawing upon the Guaranty L/C and the Expense L/C there are additional unpaid amounts due to the Merchant or the Lender, the Agent shall immediately pay such additional amounts in accordance with Section 3.3(c) hereof. The Merchant and the Agent agree that after payment of the full Guaranteed Amount (calculated pursuant to the Final Inventory Report) pursuant to Section 3.3(b) hereof, the Guaranty L/C shall be terminated and redelivered to the Agent. The remedies of the Merchant and the Lender under this Section 3.3(e) are in addition to any other remedies the Merchant and the Lender may have at law, equity, or under this Agreement, including without limitation, Section 3.4 hereof.

(f)        During the Sale Term, all Proceeds of the Sale (including credit card proceeds), shall be deposited on a daily basis into the Designated Merchant Accounts. Commencing on the first business day following the payment of the Initial Guaranty Payment and the posting of the Guaranty L/C and the Expense L/C, and on each business day thereafter (or as soon thereafter as is practicable), the Merchant shall promptly pay to the Agent by wire funds transfer all collected funds constituting Proceeds of the Sale held by the Merchant (including credit card Proceeds, but excluding any other funds, including, without limitation, any

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proceeds of Merchant’s inventory sold prior to the Sale Commencement Date, such as special order goods or collections of accounts receivable at the Store level, if any).

(g)       Merchant agrees that if at any time during the Sale Term Merchant holds any amounts due to Agent as Proceeds hereunder, Agent may, in its discretion, offset such Proceeds being held by Merchant against any amounts due and owing to Merchant pursuant to this Section 3.3 or otherwise under this Agreement. In addition, Merchant and Agent further agree that if at any time during the Sale Term Agent holds any amounts due to Merchant under this Agreement, Agent may, in its discretion, offset such amounts being held by it against any amounts due and owing by, or required to be paid by, Merchant hereunder.

(h)       If and to the extent that Agent over-funds any amounts in respect of the Guaranteed Amount hereunder, then Merchant agrees to promptly reimburse such undisputed overpayment amounts to Agent. To the extent that any over-funded amounts in respect of the Guaranteed Amount hereunder have been received by the Lender and have not been reimbursed by Merchant, Agent shall inform the Lender of such overpayment in respect of the Guaranteed Amount hereunder and the Lender agrees to disgorge such overpayment in respect of the Guaranteed Amount hereunder to Agent within two (2) business days of such notice.

3.4.	Final Reconciliation.

(a)       Within thirty (30) days after the end of the Sale Term, Agent and Merchant shall complete a final reconciliation of the Sale, the written results of which shall be certified by representatives of each of Merchant and Agent as a final settlement of accounts between Merchant and Agent (the “Final Reconciliation”). Within five (5) days of completion of the Final Reconciliation, the Agent shall pay to the Merchant, or the Merchant shall pay to the

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Agent, as the case may be, any and all amounts due the other pursuant to the Final Reconciliation. During the Sale Term, and until all of the Agent’s obligations under this Agreement have been satisfied, the Merchant and the Agent shall have reasonable access to the Merchant’s and the Agent’s records with respect to taxes and Expenses to review and audit such records.

(b)       In the event that there is any dispute with respect to the Final Reconciliation, such dispute shall be promptly (and in no event later than the third business day following the written request by either the Merchant or the Agent) submitted to the Bankruptcy Court for a determination. The Merchant and the Agent hereby agree to submit to the jurisdiction of the Bankruptcy Court for such determination.

Section 4.	Expenses of the Sale.

4.1.      Expenses. The Merchant is obligated to pay, subject to its right to receive reimbursement on a weekly basis pursuant to the reconciliation procedures set forth in Section 4.3 below, the expenses directly incurred in connection with and attributable to the Sale (collectively, the “Expenses”), limited to the following:

(a)       (i) base payroll of the Merchant’s Store-level Retained Employees used in connection with the Sale for actual days worked (or in the case of hourly employees, the hours worked), plus (ii) an amount not to exceed 21.5% percent of such base payroll (the “Benefits Cap”) for the payment of all actual related payroll taxes, workers’ compensation, and benefits of the Merchant’s Retained Employees used in connection with the Sale (including, without limitation, medical and dental benefits, group life insurance, accidental death and dismemberment insurance, short and long term disability, and accrual for vacation and holiday

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pay) for all such Retained Employees used, which accrue during the period of the Sale and are attributable to the Sale, plus (iii) actual costs payable to third party payroll processors;

(b)       costs of all security in the Stores including, without limitation, courier and guard service;

(c)       Performance Bonuses for Retained Employees, plus payroll taxes, as provided for in Section 9.4 below;

(d)       (i) advertising and direct mailings relating to the Sale and (ii) Store interior and exterior signage and banners;

(e)	local and long-distance telephone expenses and line charges;

(f)        bank card fees, bank card error fees, credit card fees, and chargebacks in respect of disputed sales;

(g)       bank service charges, check guarantee fees, and bad check expenses, each as relates to the Sale;

(h)       costs for additional Supplies in accordance with Section 8.4 hereof;

(i)        all fees and charges required to comply with all laws and regulations applicable to the Sale;

(j)        any and all costs, including delivery and freight costs, related to the processing, transfer and consolidation of Merchandise between the Stores and the distribution centers (excluding all costs, including delivery and freight costs, to deliver the On-Order Merchandise to the Stores, but including, from and after the Sale Commencement Date, all costs of processing the On-Order Merchandise upon its arrival at the Stores and thereafter);

(k)       trash removal, housekeeping and cleaning expenses related to the Stores;

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(l)        all reasonable travel expenses, including living expenses, payable to Merchant’s Retained Employees relating to travel by such Retained Employees at the direction of the Agent, which shall include, without limitation, the costs of transferring the Merchant’s Retained Employees between Stores;

(m)      all costs and expenses of providing such additional Store-level services, including, without limitation, the employment of temporary help (which shall be coordinated and implemented through the Merchant’s human resources department), which the Agent in its reasonable discretion considers appropriate, and other approved miscellaneous Store-level expenses incurred by the Agent;

(n)       postage, courier and overnight mail charges to and from or among the Stores and central office (solely to the extent relating to the Sale);

(o)       Occupancy Expenses on a per Store, per diem, basis and limited to those categories of expenses described and up to the maximum amounts set forth on Exhibit 4.1 hereto;

(p)       Central Expenses of $50.00 per Store per week during the Sale Term (prorated for any partial week);

(q)       the Merchant’s liability insurance and casualty insurance premiums in the amount of $25.00 per Store per week (prorated for any partial week) required under Sections 13.1 and 13.2 hereto;

(r)        any other expense approved by the Merchant directly incurred by the Agent in connection with the Sale;

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(s)       Agent’s documented cost of capital (which documents shall be provided to a representative of the Merchant agreeable to the Merchant and the Agent and subject to appropriate confidentiality agreement), including letter of credit fees;

(t)        Agent’s reasonable supervision expense, including, (i) fees of the Agent’s supervisors, (ii) expenses and travel costs for Agent’s supervisors, and (iii) supervisor bonuses;

(u)	Agent’s due diligence and legal expenses ;

(v)       50% of the fees, costs and expenses of the Inventory Taking Service for the Inventory Taking; provided that the fees, costs, and expenses of the Inventory Taking Service for the Inventory Taking shall not include any fees, costs, or expenses relating to Retained Employees utilized during the Inventory Taking, which expenses shall be borne solely by Agent;

(w)      (w)       Agent’s actual cost of insurance as required by Section 13.3 hereof.

There will be no double payment of Expenses to the extent that an Expense appears or is contained in more than one category. Notwithstanding anything herein to the contrary, to the extent that any Expense listed in Section 4.1 is also included on Exhibit 4.1, then Exhibit 4.1 shall control and such Expenses shall not be double counted.

4.2.      Definition of Certain Expenses. As used herein, the following terms have the following respective meanings:

(a)       “Central Expenses” means costs and expenses for the Merchant’s central administrative services necessary for the Sale consisting of sales audit, MIS services,

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POS systems, payroll processing, cash reconciliation, inventory processing and handling, data processing and reporting and any similar services.

(b)       “Excluded Benefits” means the following benefits, except as provided in Section 4.1(a): maternity leave or other leaves of absence, termination or severance pay, union dues or other amounts due under any union contract or collective bargaining agreement, pension benefits, ERISA coverage and similar contributions, and payroll taxes, worker’s compensation, and health insurance benefits, and any other benefits in excess of the Benefits Cap, including any payments due under the Worker Adjustment Retraining Notification Act (“WARN Act”).

(c)       “Occupancy Expenses” means base rent, percentage rent, HVAC, utilities, CAM, real estate and use taxes, merchant’s association dues and expenses, rental for furniture, fixtures and equipment (including, without limitation, Store-level point of sale equipment), cash register maintenance, security systems, building alarm service, alarm service maintenance and store trash and snow removal expenses, all of the foregoing as categorized or reflected on Exhibit 4.1 hereto.

(d)       “Expenses” shall not include: (i) Excluded Benefits; (ii) Central Expenses in excess of the amount set forth in Section 4.1(p) above; and (iii) any other costs, expenses or liabilities payable by the Merchant under this Agreement (other than Expenses or other obligations of the Agent hereunder) all of which shall be paid by Merchant promptly when due during the Sale Term.

4.3.    Payment of Expenses. The Agent shall be responsible to reimburse the Merchant for all Expenses of the Sale. All Expenses incurred during each week of the Sale (i.e., Sunday through Saturday) shall be paid by the Merchant as provided for herein, subject to

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reimbursement by the Agent at the end of each week based on a weekly estimate to be mutually agreed upon on a weekly basis by the Merchant and the Agent or based upon an invoice submitted by the Merchant to the Agent. The Agent and the Merchant may review or audit the Expenses at any time.

Section 5.	Inventory Valuation; Merchandise.
5.1.	Merchandise Subject to this Agreement.

(a)       For purposes of this Agreement, “Merchandise” shall mean: (i) all saleable finished goods inventory that is owned by the Merchant and located at the Stores as of the Sale Commencement Date (including saleable samples, open box items, in-store clearance items, discontinued items and returns); (ii) Defective Merchandise; and (iii) On-Order Merchandise. Notwithstanding the foregoing, “Merchandise” shall not include: (1) goods which belong to sublessees, licensees, department lessees, or concessionaires of Merchant; (2) goods held by Merchant on memo, on consignment, or as bailee; (3) furnishings, trade fixtures, equipment and/or improvements to real property which are located in the Stores (collectively, “FF&E”); (4) Excluded Defective Merchandise; (5) Merchant Consignment Goods; and (6) Additional Agent Merchandise.

(b)       As used in this Agreement the following terms have the respective meanings set forth below:

(i)        “Defective Merchandise” means any goods reasonably agreed upon by the Merchant’s representative and the Agent’s representative during the Inventory Taking as defective or otherwise not saleable in the ordinary course of Merchant’s business at Retail Price, as if the Merchandise were not defective and as to which Merchant and Agent mutually agree as to the Retail Price of such Defective Merchandise. Display

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merchandise shall not be presumed to be defective. Packaging material that has minor wear, soiling, stains, dents, tears, scratches, or fading shall not render the Merchandise therein “defective.”

(ii)       “On-Order Merchandise” means merchandise currently ordered by Merchant and listed on Exhibit 5.1 but which has not been received in the Stores prior to the Sale Commencement Date but which is received at the Stores within 10 days following the Sale Commencement Date. Following such 10th day, On-Order Merchandise (if applicable) arriving at the Stores shall be valued at the Retail Price applicable to such items, less the prevailing Sale discount at the time of delivery to the Stores. Any increase to the Guaranteed Amount relative to On-Order Merchandise (if applicable) delivered to the Stores following the Inventory Date shall be reconciled by the parties as part of the weekly Sale reconciliation. Nothing herein shall obligate the Merchant to purchase or include On-Order Merchandise in the Sale.

(iii)      “Excluded Defective Merchandise” means (i) spare parts, component parts, Supplies and other items not intended to be sold to customers as a complete item of merchandise, (ii) returned to vendor inventory located at the Little Rock, AK distribution center, (iii) inventory currently at RMI, the domestic refurbisher in Chicago, IL, (iv) refurbished inventory currently overseas, (v) domestic inventory that has yet to be sent out to be refurbished from the Stores, (vi) inventory already designated as return to vendor or marked “out of stock” , and (vii) those items of Defective Merchandise that are not saleable because they are so damaged or defective that such inventory cannot be used for the purpose for which they were intended.

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5.2.	Valuation.

(a)       For purposes of this Agreement, “Retail Price” shall mean the lower of (i) the Merchant’s “register” price, or (ii) the ticketed, marked or shelf price of each item of Merchandise, in each case as of the Sale Commencement Date. Notwithstanding the foregoing, the “Retail Price” of items of Defective Merchandise shall be mutually agreed by the Merchant and the Agent.

(b)       The Retail Price of any item of Merchandise shall not be reduced further by Sales Taxes. In determining the Retail Price of any Merchandise, the parties shall not rely on, or in any way consider, reductions in the price of Merchandise sold based on employee or similar discounts.

(c)       In the event of a conflict between this Agreement and the Inventory Taking Instructions, the terms of this Agreement shall control. If an item is mismarked, the mismarked price shall apply only to that item.

5.3.      Excluded Goods. The Merchant shall retain all responsibility for any goods not included as “Merchandise” hereunder (including items of Defective Merchandise for which the Merchant and the Agent cannot agree upon a Retail Price) (collectively, the “Excluded Goods”). Agent shall dispose of the Excluded Goods either by (x) offering such Excluded Goods for sale as “Merchant Consignment Goods” at prices established by the Agent during the Sale, or (y) destroying such Excluded Goods to the extent they are not saleable. It is understood that that the Excluded Goods may not be sold in the Stores and may be sold in bulk to third parties outside the United States and Canada. The Agent shall retain 20% of the sale price plus all expenses, including any expenses associated with the removal, packaging, and delivery of the Merchant Consignment Goods (less Sales Taxes) for all sales of Merchant Consignment Goods,

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and Merchant shall receive 80% of the receipts in respect of such sales (less Sales Taxes and all expenses, including any expenses associated with the removal, packaging, and delivery of the Merchant Consignment Goods).. Merchant shall receive its share of the receipts of sales of Merchant Consignment Goods on a weekly basis, immediately following the weekly Sale reconciliation by Merchant and Agent pursuant to Section 8.7 below. Except as expressly provided in this Section 5.3, the Agent shall have no cost, expense or responsibility in connection with any Excluded Goods.

5.4.      Inventory Taking. The Merchant and the Agent shall use best efforts to cause to be taken a SKU and retail physical inventory of the Merchandise located in the Stores (the “Inventory Taking”), subject to the availability of the Inventory Taking Service (defined below) which Inventory Taking shall be completed in all of the Stores no later than 10 days after the Sale Commencement Date (the “Inventory Completion Date,” the date of the Inventory Taking at each Store being the “Inventory Date” for each such Store). The Merchant and the Agent shall jointly employ a mutually acceptable independent inventory taking service (the “Inventory Taking Service”) to conduct the Inventory Taking. The Inventory Taking shall be conducted in accordance with the procedures and instructions attached hereto as Exhibit 5.4 (the “Inventory Taking Instructions”). The Merchant and the Agent may each have representatives present during the Inventory Taking, and shall each have the right to review and verify the listing and tabulation of the Inventory Taking Service, provided that senior representatives of the Merchant and the Agent shall be personally present at the Inventory Taking at the first five Stores in order to establish the standards for the Inventory Taking in the remaining Stores. The Agent shall be responsible for 50% of the fees and expenses of the Inventory Taking Service as an Expense hereunder and the Merchant shall be responsible for the remaining fees and expenses

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of such Inventory Taking Service. Except as provided in the preceding sentence, the Merchant and the Agent shall each bear their respective costs and expenses relative to the Inventory Taking. The Inventory Taking shall, in any event, be reconciled within seven (7) days after its completion (and the Agent and the Merchant shall use their reasonable best efforts to accomplish such reconciliation within such seven-day period). The Merchant and the Agent agree that during the conduct of the Inventory Taking in each of the Stores, the applicable Stores shall be closed to the public and no sales or other transactions shall be conducted. The Merchant and the Agent agree to cooperate with each other to conduct the Inventory Taking commencing at a time that would minimize the number of hours that such locations would be closed for business.

5.5.      Gross Rings. For the period from the Sale Commencement Date until the Inventory Date for each Store, the Agent and the Merchant shall jointly keep (i) a strict count of gross register receipts less applicable Sales Taxes (“Gross Rings”) and (ii) cash reports of sales within such Stores. Register receipts shall show for each item sold the Retail Price for such item and the markdown or discount, if any, specifically granted by the Agent in connection with such Sale. All such records and reports shall be made available to the Agent and the Merchant during regular business hours upon reasonable notice. The Agent shall pay that portion of the Guaranteed Amount calculated on the Gross Rings basis, to account for shrinkage, on the basis of 102% of the aggregate Retail Price of Merchandise.

Section 6.	Sale Term.

6.1.      Term. Subject to satisfaction of the conditions precedent set forth in Section 10 hereof, the Sale shall be deemed to have commenced at each Store on the first day after Bankruptcy Court approval of the Sale but no later than June 1, 2008, (such date with respect to each Store being the “Sale Commencement Date”). The Agent shall complete the Sale

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at each Store and vacate such Store in broom-clean condition by no later than August 31, 2008, unless the Sale is extended by mutual written agreement of the Agent and the Merchant (the “Sale Termination Date” and the period from the Sale Commencement Date to the Sale Termination Date as to each Store being the “Sale Term”). The Agent may, in its discretion, terminate the Sale at any Store at any time upon not less than 10 days’ prior written notice to the Merchant; provided that the Agent shall not conclude the Sale at any Store prior to June 30, 2008 without Merchant’s prior written consent. In the event the Agent fails to provide the Merchant with the requisite notice, the Agent shall be liable for and reimburse the Merchant for applicable Occupancy Expenses for the days by which notice of a Store closing was shortened.

6.2.      Vacating the Stores. The Agent shall provide the Merchant with not less than 10 days’ written notice of its intention to vacate any Store (as to each such location, the “Vacate Date”). By the applicable Vacate Date, the Agent shall surrender and deliver the Store premises and Store keys to the Merchant or its representatives or assignee and leave such Store in “broom clean” condition, ordinary wear and tear excepted. Subject to the preceding sentence, all assets of the Merchant used by the Agent in the conduct of the Sale (e.g., Supplies, FF&E, etc.) may be abandoned at the Stores at the end of the Sale Term to the extent the same have not been used or sold in the conduct of the Sale. The Agent shall be responsible for all Occupancy Expenses (irrespective of any per diem cap on Occupancy Expenses) for a Store for which the Merchant is or becomes obligated resulting from the Agent’s failure to timely vacate such Store, or any other liabilities incurred as a result of the Agent’s failure to timely vacate such Store. The Agent shall use its reasonable efforts to vacate the Stores no later than 3 days before the end of a calendar month, but in any event, the Agent’s obligations to pay all Expenses, including Occupancy Expenses, for each Store shall continue until the later of (a) the applicable Vacate

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Date for such Store, or, (b) the 15th day of the calendar month in which the Vacate Date for such Store occurs. On or before the applicable Vacate Date, the Agent shall remove any and all banners and/or signage used by it during the Sale Term. The Agent agrees that it shall be obligated to repair any damage caused by the Agent (or any representative, agent or licensee thereof) to any Store during the Sale Term, including without limitation, damage caused by installation or removal of banners and/or signage and/or removal of FF&E, ordinary wear and tear excepted, and shall indemnify and hold the Merchant and its officers, directors, employees, agents and representatives harmless from and against all claims, demands, penalties, losses, liability or damage, including, without limitation, reasonable attorneys’ fees and expenses, asserted directly or indirectly against the Merchant resulting from, or related to (including acts or omissions of persons or entities affiliated with or acting on behalf of the Agent) any such damage or the Agent’s breach or failure to leave a Store in “broom clean condition.”

Section 7.	Sale Proceeds.

7.1.      Proceeds. For purposes of this Agreement, “Proceeds” shall mean the aggregate of (i) the total amount (in dollars) of all sales of Merchandise made under this Agreement, exclusive of Sales Taxes; (ii) all proceeds of the Merchant’s or the Agent’s insurance for loss or damage to Merchandise or loss of cash arising from events occurring during the Sale Term; (iii) the amounts referred to as Proceeds in Section 8.2 hereof, (iv) all proceeds from the sale of FF&E, (v) all proceeds from the sale of Merchant Consignment Goods, and (vi) all proceeds from the sale of Additional Agent Merchandise..

7.2.      Deposit of Proceeds (Bank Accounts). Within twenty-one (21) days after the Sale Commencement Date, Agent may establish its own accounts, dedicated solely for the deposit of the Proceeds and the disbursement of amounts payable to Agent hereunder (the

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“Agency Accounts”) and Merchant shall promptly upon Agent’s request execute and deliver all necessary documents to open and maintain the Agency Accounts; provided, however, Agent may elect to continue to use Merchant’s Designated Deposit Accounts (as defined below) as the Agency Accounts. The Agency Accounts shall be dedicated solely to the deposit of Proceeds and the disbursement of amounts payable hereunder, and Agent shall exercise sole signatory authority and control with respect to the Agency Accounts. Upon request, Agent shall deliver to Merchant copies of all bank statements and other information relating to such accounts. The Agency Accounts shall be dedicated solely to the deposit of Proceeds and the disbursement of amounts payable hereunder, and Agent shall exercise sole signatory authority and control with respect to the Agency Accounts. Upon Agent’s designation of the Agency Accounts, all Proceeds of the Sale (including credit card proceeds) shall be deposited into the Agency Accounts. During the period between the Sale Commencement Date and the date Agent establishes the Agency Accounts, all Proceeds of the Sale (including credit card proceeds), shall be collected by Agent and deposited on a daily basis into depository accounts designated by Merchant for the Stores, which accounts shall be designated solely for the deposit of Proceeds of the Sale (including credit card proceeds), and the disbursement of amounts payable by Agent hereunder (the “Designated Deposit Accounts”). Following the payment of the Initial Guaranty Amount and the posting of the Guaranty L/C and the Expense L/C and on each business day thereafter (or as soon thereafter as is practicable, but in no event less than weekly), Merchant shall promptly pay to Agent by wire funds transfer all collected funds constituting Proceeds deposited into the Designated Deposit Accounts (but not any other funds, including, without limitation, any proceeds of Merchant’s inventory sold prior to the Sale Commencement Date).

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7.3.      Credit Card Proceeds; Other Matters. To the extent available from credit card processors, the Agent shall have the right to use the Merchant’s credit card facilities (including the Merchant’s credit card terminals and processor(s), credit card processor coding, the Merchant identification number(s), and existing bank accounts) for credit card Proceeds relating solely to the Sale and in conformity with the procedures and practices currently employed by Merchant with respect thereto.All credit card Proceeds relating solely to the Sale shall be paid into the Merchant’s existing accounts and disbursed as provided in Section 3.3 hereof.

Section 8.	Conduct of the Sale.

8.1.      Rights of the Agent. The Agent shall be permitted to conduct the Sale as a “going-out-of-business,” “store closing,” “bankruptcy,” or similarly themed sale throughout the Sale Term. The Agent shall conduct the Sale in the name of and on behalf of the Merchant in a commercially reasonable manner and in compliance with the terms of this Agreement and the Sale Order. The Agent shall provide at the Sale Commencement Date such full time qualified and experienced supervisors engaged by the Agent as independent contractors as Agent deems necessary to oversee the Sale at the Stores, and shall continue to provide qualified and experienced supervisors, subject to reductions for Store closings, through the Sale Termination Date. In addition to any other rights granted to the Agent hereunder in conducting the Sale, but subject to any applicable agreements to which the Merchant is a party (including the leases in respect of the Stores), except as modified by the Sale Order, the Agent, in the exercise of its reasonable discretion, shall have the right:

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(a)       to establish Sale prices and Stores hours which are consistent with the terms of applicable leases and local laws or regulations, including without limitation Sunday closing laws;

(b)       to transfer Merchandise between Stores, provided that, Merchant and Agent shall agree on procedures to record the transfers, receipts and deliveries of Merchandise to and from distributions centers, Stores (excluding distribution centers) and to customers so as to insure that each item of Merchandise is properly accounted for in the Inventory Taking;

(c)       except as otherwise expressly included as an Expense, to use without charge during the Sale Term all FF&E, bank accounts (provided that the Merchant and the Agent shall jointly account for all funds pertaining to sales made prior to the Sale Commencement Date), computer hardware and software, existing Supplies located at the Stores, Store keys, case keys, security codes, and safe and lock combinations required to gain access to and operate the Stores, advertising materials, and any other assets of the Merchant (whether owned, leased, or licensed) consistent with applicable terms of leases or licenses (except as modified by the Sale Order). The Agent will deliver to Merchant all keys, codes, and combinations at the end of the Sale. Agent shall be permitted to leave all items of FF&E, materials and Supplies in place in the Stores that have not been expended or sold through the Sale;

(d)       to use (i) designated areas of the Merchant’s central office facilities, central administrative services, and certain personnel to process payroll, perform MIS and provide other central office services necessary for the Sale, at no additional cost to Agent in

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excess of the Expense amount set forth in Section 4.1; and (ii) available offices located at the Merchant’s central office facility;

(e)       to establish and implement advertising, signage, and promotion programs consistent with the “going-out-of-business,” “store closing,” “bankruptcy,” or similar theme (including, without limitation, by means of media advertising, A-frame, similar interior and exterior signs and banners, and use of sign walkers) in a manner consistent with the Sale Order; and

(f)        to supplement the Merchandise at the Stores with Additional Agent Merchandise in accordance with Section 8.9 hereof.

8.2.      Terms of Sales to Customers. Although returns of Merchandise are permitted pursuant to Section 8.5, all receipts for sales of Merchandise will state that such sales are “final sales” and “as is.” The Agent shall not warrant the Merchandise in any manner, but will, to the extent legally permissible, pass on all manufacturers’ warranties to customers. All sales will be made only for cash or with nationally recognized bank credit cards, provided that, if the Agent determines to accept personal checks, the Agent shall bear the risk of loss therefor. If and to the extent requested by the Merchant in writing, the Agent shall accept the Merchant’s gift certificates/gift cards, Store credits, due bills, rain checks, Merchandise certificates, Credit Rebate Certificates, and other promotional items or certificates providing the customer with an additional discount on Store Merchandise which have been issued by the Merchant. In the vent that the Bankruptcy Court shall order that the Merchant honor or redeem gift certificates/gift card, store credits, due bills, rain checks, Merchandise certificates, Credit Rebate Certificates, and other promotional items or certificates (collectively, “Certificates”), the redemption value of such Certificates shall constitute Proceeds for payment of this agreement and shall be reimbursed

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by the Merchant to the Agent during the weekly reconciliations provided under Section 8.6 thereof.

8.3.      Sales Taxes. During the Sale Term, all sales, excise, gross receipts, and other taxes attributable to sales of Merchandise (other than taxes on income) payable to any taxing authority having jurisdiction (collectively, the “Sales Taxes”) shall be added to the sale price of Merchandise and collected by the Agent, on the Merchant’s behalf, at the time of sale. Notwithstanding anything in this Agreement or the APA to the contrary, the Merchant shall collect and be entitled to maintain any sales tax disbursement fees. All Sales Taxes shall be deposited as instructed by the Merchant. Provided that the Agent has collected all Sales Taxes during the Sale and remitted the proceeds thereof to the Merchant, the Merchant shall prepare and file all applicable reports and documents required by the applicable taxing authorities and the Merchant shall promptly pay when due all Sales Taxes. The Merchant and the Agent will agree to the computation of gross receipts for verification of all such tax collections.Provided that the Agent performs its responsibilities in accordance with this Section 8.3, the Merchant shall indemnify and hold harmless the Agent, and its officers, directors, shareholders and agents from and against any and all costs, including, but not limited to, reasonable attorneys’ fees, assessments, fines, or penalties which the Agent sustains or incurs as a result or consequence of the failure by the Merchant to promptly pay when due such taxes to the proper taxing authorities and/or the failure by the Merchant to promptly file when due with such taxing authorities all reports and other documents required, by applicable law, to be filed with or delivered to such taxing authorities. If the Agent fails to perform its responsibilities in accordance with this Section 8.3, and provided the Merchant complies with its obligations hereunder, the Agent shall indemnify and hold harmless Merchant, and its officers, directors, and agents from and against

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any and all costs including, but not limited to, reasonable attorneys’ fees, assessments, fines, or penalties which the Merchant sustains or incurs as a result or consequence of the failure by the Agent to collect Sales Taxes and/or, the failure by the Agent to promptly deliver any and all reports and other documents required to enable the Merchant to file any requisite returns with such taxing authorities.

8.4.      Supplies. The Agent shall have the right to use, without charge, all existing supplies located at the Stores, including, without limitation, boxes, bags, paper, twine, and similar sales materials (collectively, the “Supplies”). In the event that additional Supplies are required in any of the Stores during the Sale, the Merchant agrees to promptly provide the same, if available, to the Agent which shall constitute an Expense of the Sale. The Merchant does not warrant that the existing Supplies as of the Sale Commencement Date are adequate for the purposes of the Sale. All unused Supplies shall remain in the Stores at the Sale Termination Date.

8.5.      Returns of Merchandise. The Agent shall accept returns of Merchandise sold by Merchant prior to the Sale Commencement Date if requested to do so by the Merchant; provided that (i) the customer has the original register receipt, and (ii) such return complies with the Merchant’s return policy existing immediately prior to the Sale Commencement Date, which are provided to the Agent in writing on or prior to the Sale Commencement Date. The Agent shall treat these returns in a manner consistent with the Merchant’s ordinary course procedures. If such returned Merchandise is saleable as first-quality Merchandise, it shall be included in the Merchandise and valued at the Retail Price applicable to such item less the prevailing Sale discount at the time of the return (and, in the event that there is no similar Merchandise already located in the Store, then the prevailing discount applicable to such returned Merchandise shall

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be an average of the discount applicable to all Merchandise in the Store at the time of receipt of the returned Merchandise), and the Guaranteed Amount shall be adjusted accordingly. Refunds for cash shall be reimbursed by the Merchant to the Agent during the weekly reconciliations provided under Section 8.6.

8.6.      Certain Procedures. As soon as practicable, the Agent and the Merchant shall each designate responsible parties with respect to each of the following areas: (i) financial operations, (ii) store operations, (iii) information technology, (iv) human resources, and (v) executive designees. All communications with respect to these designated areas shall be copied to the parties designated by the Agent and the Merchant as responsible parties for such areas. On each Monday during the Sale Term, commencing on the second Monday after the Sale Commencement Date, the Agent and the Merchant shall cooperate to reconcile, with respect to the previous week, Expenses of the Sale, and such other Sale-related items as either party shall reasonably request, including, but not limited to, establishing procedures for closing and surrendering the Stores, in each case for the prior week or partial week (i.e., Thursday through Wednesday), all pursuant to procedures mutually agreed upon by the Merchant and the Agent.

8.7.      Force Majeure. If any act of God or other casualty outside of the Agent’s reasonable control, specifically excluding, however, any such events to the extent arising out of (i) the Agent’s acts or omissions, or (ii) routine market or weather-related conditions (outside of earthquakes and extraordinary meteorological and other extraordinary events), prevents the conduct of business in the ordinary course at any Store for a period in excess of five consecutive business days, such Store and the Merchandise located at such Store shall be eliminated from the Sale and considered to be deleted from this Agreement and the APA as of the last date of such event (unless the Agent and the Merchant otherwise agree in writing), and the Agent and the

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Merchant shall have no further rights or obligations hereunder with respect thereto except as to reconciling the Expenses of the Sale at such Store and such other Sale-related items as either party shall reasonably request; provided, however, that the proceeds of any insurance attributable to such Merchandise shall constitute Proceeds hereunder. The Agent will use its best efforts to consolidate and transfer all Merchandise which is not the subject of insurance proceeds and include said Merchandise in the Sale in other Stores.

8.8.      Merchant’s Right of Access. The Merchant shall have the right to be present in the Stores at any time.

Section 9.	Employee Matters.

9.1.      Merchant’s Employees. Subject to the terms of any employment contract, and consistent with the Merchant’s past practices, policies and procedures relating to the employment of its employees, in each case, which is provided to the Agent in writing or otherwise made available to the Agent, the Agent may use the Merchant’s employees in the conduct of the Sale to the extent the Agent deems expedient and the Agent may select and schedule the number and type of the Merchant’s employees required for the Sale. The Merchant shall use reasonable efforts to cause the Merchant’s employees to cooperate with the Agent and the Agent’s supervisors. The Agent shall identify any such employees to be used in connection with the Sale (each such employee, a “Retained Employee”) on or prior to the Sale Commencement Date. Employees will be selected by seniority and status where possible. Agent acknowledges and agrees that the selection and scheduling of Retained Employees and the decision to cease using Retained Employees in connection with the Sale shall be made with due regard to the Merchant’s desire to minimize severance, termination and any WARN Act costs to the Merchant, and shall be made so as not to interrupt any statutory working notice.

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Notwithstanding the foregoing, the Merchant’s employees shall at all times remain employees of the Merchant; provided, however, it is understood and agreed that the Agent’s on-site supervisors shall not be employees of Merchant under any circumstances. The Agent’s selection and scheduling of the Merchant’s employees shall at all times comply with all applicable laws and regulations, including Merchant’s collective bargaining agreements, if any. The Merchant and the Agent agree that except to the extent that wages and benefits of Retained Employees constitute Expenses hereunder, nothing contained in this Agreement and none of the Agent’s actions taken in respect of the Sale shall be deemed to constitute an assumption by the Agent of any of the Merchant’s obligations relating to any of Merchant’s employees including, without limitation, Excluded Benefits, WARN Act claims, and other termination type claims and obligations, or any other amounts required to be paid by statute or law; nor shall Agent become liable under any collective bargaining or employment agreement or be deemed a joint or successor employer with respect to such employees. The Agent shall comply in the conduct of the Sale with all of the Merchant’s employee rules, regulations, guidelines, and policies which have been provided to Agent in writing on or prior to the Sale Commencement Date. Except as disclosed to the Agent in writing prior to the execution of this Agreement by the parties hereto, the Merchant shall not, without the prior consent of Agent, raise the salary or wages or increase the benefits for, or pay any bonuses or other extraordinary payments to, any of the Store employees prior to the Sale Termination Date. The Merchant may transfer any Retained Employee during the Sale Term upon ten (10) days’ notice to the Agent and with the Agent’s prior consent, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Merchant shall be entitled to transmit notices required under the WARN Act to its employees

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in its sole discretion. Nothing in this Agreement or the APA shall alter the employees’ at-will employment relationship with the Merchant.

9.2.      Termination of Employees. Consistent with the Merchant’s past practices, policies and procedures related to the employment of its employees, the Agent may in its discretion stop using any Retained Employee, subject to the conditions provided for herein. In the event that the Agent desires to cease using any Retained Employee, the Agent shall notify Merchant at least seven days prior thereto so that the Merchant may coordinate the termination of such employee; provided that, in the event that the Agent determines to cease using an employee “for a failure to satisfactorily perform his/her duties” (examples of which are, in summary, dishonesty, fraud, or breach of employee duties), the seven day notice period shall not apply, provided, further, that the Agent shall immediately notify the Merchant of the basis for such “cause” so that the Merchant can arrange for termination of such employee. From and after the date of this Agreement and until the Sale Termination Date, the Merchant shall not transfer or dismiss employees of the Stores except “for a failure to satisfactorily perform his/her duties” without Agent’s prior consent. Notwithstanding the foregoing, the Agent (i) shall not have the right to terminate the actual employment of any employee, but rather may only cease using such employee in the Sale and paying any Expenses with respect to such employee after notice to the Merchant, and (ii) will indemnify and hold the Merchant harmless with respect to any claims by Retained Employees arising from the Agent’s treatment of such Retained Employees.

9.3.      Payroll Matters. During the Sale Term, the Merchant shall process the base payroll for all Retained Employees as well as any former employees and temporary labor retained by Agent.

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9.4.      Employee Retention/Performance Bonuses. The Agent and the Merchant shall determine, as an Expense of the Sale, retention/performance bonuses (“Performance Bonuses”) (which bonuses shall be inclusive of payroll taxes but as to which no benefits shall be payable), of up to ten percent (10%) of base payroll, to be paid to certain Retained Employees who do not voluntarily leave employment and are not terminated “for failure to satisfactorily perform their duties.” The amount of such Performance Bonuses shall be in an amount to be determined by the Agent and Merchant pursuant to an incentive plan mutually agreeable to the Merchant and the Agent. Performance Bonuses shall be payable by Merchant within 30 days after the Sale Termination Date and shall be processed through Merchant’s payroll system. The Agent shall provide the Merchant with a copy of the Agent’s Performance Bonus plan for both the Merchant’s employees and the Agent’s supervisors no later than the Sale Commencement Date, in order to permit Merchant to coordinate such plan with its existing severance and/or retention plans for its employees.

Section 10.	Conditions Precedent to Closing.

10.1.    Conditions Precedent. The willingness of the Agent and the Merchant to enter into the transactions contemplated under this Agreement and the APA are directly conditioned upon the satisfaction of the conditions set forth in the APA and the following conditions at the time or during the time periods indicated, unless specifically waived in writing by the applicable party:

(a)       All representations and warranties of the Merchant and the Agent hereunder and in the APA shall be true and correct in all material respects as of the date hereof and as of the Sale Commencement Date.

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(b)       The Bankruptcy Court shall have entered the Sale Order on or before June 2, 2008.

(c)       The Agent and the Merchant shall have received from the other (in form and substance reasonably satisfactory to the Agent and the Merchant) such documents or instruments as each party may reasonably request to fully effect the transfer of the Designation Rights and to otherwise consummate the transactions contemplated by this Agreement and the APA.

Section 11.	Representations, Warranties, and Covenants.

11.1.    Merchant’s Representations, Warranties, and Covenants. The Merchant hereby represents, warrants, and covenants in favor of Agent (in addition to those contained in the APA) as follows:

(a)       The Merchant is, and during the Sale Term will continue to be, duly authorized and qualified to do business in each jurisdiction where the nature of its business or properties requires such qualification, including all jurisdictions in which the Stores are located, except, in each case, to the extent that the failure to be in good standing or so qualified could not reasonably be expected to have a material adverse effect on the ability of the Merchant to execute and deliver this Agreement and the APA and perform fully its obligations and/or conduct of the Sale.

(b)       Except as may be required in connection with the issuance of any Sale Order: (i) the Merchant has the right, power, and authority to execute and deliver this Agreement and each other document and agreement contemplated hereby, including, without limitation, the APA (collectively, together with this Agreement, the “Sale Documents”) and to perform fully its obligations thereunder; (ii) the Merchant has taken all necessary actions

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required to authorize the execution, delivery, and performance of the Sale Documents, and no further consent or approval is required for the Merchant to enter into and deliver the Sale Documents, to perform its obligations thereunder, and to consummate the Sale, except for any such consent the failure of which to be obtained could not reasonably be expected to have a material adverse effect on the ability of the Merchant to execute and deliver this Agreement and perform fully its obligations hereunder and/or conduct of the Sale; and (iii) each of the Sale Documents has been duly executed and delivered by the Merchant and constitutes the legal, valid and binding obligation of Merchant enforceable in accordance with its terms.

(c)       The Merchant owns and will own at all times during the Sale Term, good and marketable title to all of the Merchandise and FF&E (such FF&E being identified in Exhibit 12.1(c)(1)) free and clear of all liens, claims, and encumbrances of any nature, other than the liens listed in Exhibit 12.1 and any applicable statutory liens. The Merchant shall not create, incur, assume, or suffer to exist any security interest, lien, or other charge or encumbrance upon or with respect to any of the Merchandise, the FF&E or the Proceeds other than as provided for herein (including those listed in Exhibit 12.1). The Sale Order shall provide that (following payment of the Initial Guarantee Payment and delivery of the Guarantee L/C and the Expense L/C) all such liens, claims, and encumbrances shall be transferred to and attach only to the Guaranteed Amount, Expenses, and any other amounts due to the Merchant hereunder.

(d)       (i) The Merchant has maintained its pricing files in the ordinary course of business, and prices charged to the public for goods, including the “register price,” are the same in all material respects as set forth in such pricing files for the periods indicated therein (including Merchant’s catalogue and website, but excluding any “circular” or specially

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advertised Merchandise); (ii) there are no material changes to the pricing files and records posted to the on-line dataroom, and no material changes to prices other than those reflected in the pricing files and records have been made; and (iii) all such pricing files and records are true and accurate in all material respects as to the selling price to the public for such goods (inclusive of prices in the Merchant’s catalogue and website, but excluding specially advertised Merchandise and without consideration of any point of sale markdowns) as of the dates and for the periods indicated therein.

(e)       All normal course permanent markdowns (price changes) on the Merchandise located at the Stores and Transferred Merchandise have been taken and have been programmed into Merchant’s registers and point of sales equipment.

(f)        The Merchant has not in contemplation of the Sale marked up or raised the price of any items of Merchandise, or removed or altered any tickets or any indicia of clearance merchandise, in each case in contemplation of the Sale. The “register” price represents the selling price of each item of Merchandise reflected in the pricing files posted to the on-line dataroom, taking into account all “point of sale” markdowns and promotions and the status of any applicable item of Merchandise as “refurbished.” As of the Sale Commencement Date, the sale prices of Merchandise located in the Stores is consistent in all material respects as the selling prices for such Merchandise in the Merchant’s ongoing store locations.

(g)       Since May 1, 2008, the Merchant has not and shall not purchase or transfer to or from the Stores any Merchandise or goods outside the ordinary course, except as contemplated by this Agreement and as otherwise set forth herein and except to the extent that such matters have been impacted by the commencement of the Bankruptcy Case.

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(h)       To the best of the Merchant’s knowledge, all Merchandise is in compliance with all applicable federal, state, or local product safety laws, rules, and standards. The Merchant shall provide the Agent with its historic policies and practices, if any, regarding product recalls prior to the Sale Commencement Date and shall notify Agent of any product recalls it becomes aware of after the Sale Commencement Date.

(i)        Throughout the Sale Term, and after giving effect to the Sale Order, the Agent shall have the right, subject to the applicable agreements to which the Merchant is a party (except as provided in the Sale Order), to the unencumbered use and occupancy of, and peaceful and quiet possession of, each of the Stores, the assets currently located at the Stores, and the utilities and other services provided at the Stores. The Merchant shall throughout the Sale Term maintain in good working order, condition, and repair, all cash registers, heating systems, air conditioning systems, elevators, escalators, and all other mechanical devices necessary for the conduct of the Sale at the Stores. Except any amounts owing as a result of the commencement of the Bankruptcy Case, and absent a bona fide dispute, throughout the Sale Term, as long as the Agent reimburses the Merchant for Expenses as provided herein, the Merchant shall remain current on all expenses and payables necessary for the conduct of the Sale (other than those relating to any period prior to the commencement of the Bankruptcy Case).

(j)        Except any amounts owing as a result of the commencement of the Bankruptcy Case, the Merchant has paid, and as long as the Agent reimburses the Merchant for Expenses as provided herein, the Merchant will continue to pay throughout the Sale Term, all self-insured or the Merchant-funded employee benefit programs for current Store employees, including health and medical benefits and insurance and all proper claims made or to be made in

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accordance with such programs (other than those relating to any period prior to the commencement of the Bankruptcy Case).

11.2.    Agent’s Representations, Warranties, and Covenants. Each entity comprising the Agent hereby severally represents, warrants, and covenants in favor of Merchant as follows:

(a)       The Agent shall conduct the Sale in accordance with applicable non-bankruptcy laws and Merchant’s Leases and shall not change the Merchant’s procedures and practices currently employed, except as otherwise provided in the Sale Order.

(b)       Agent has the right, power, and authority to execute and deliver each of the Agency Documents to which it is a party and to perform fully its obligations thereunder. Agent has taken all necessary actions required to authorize the execution, delivery, and performance of the Agency Documents, and no further consent or approval is required on the part of Agent for Agent to enter into and deliver the Agency Documents, to perform its obligations thereunder, and to consummate the Sale. Each of the Agency Documents has been duly executed and delivered by the Agent and, constitutes the legal, valid, and binding obligation of Agent enforceable in accordance with its terms. No court order or decree of any federal, state, or local governmental authority or regulatory body is in effect that would prevent or impair or is required for Agent’s consummation of the transactions contemplated by this Agreement, and no consent of any third party which has not been obtained is required therefor other than as provided herein. No contract or other agreement to which Agent is a party or by which Agent is otherwise bound will prevent or impair the consummation of the transactions contemplated by this Agreement.

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(c)       The Agent shall provide qualified and experienced store supervisors to conduct the Sale.

(d)       Prior to the execution of this Agreement and the APA, the Merchant has provided the Agent reasonable access to all pricing and cost files, computer hardware, software and data files, inter-Store transfer logs, markdown schedules, invoices, style runs and all other documents relative to the price, mix and quantities of inventory located at the Stores which have been posted by the Merchant to the on-line data room made available to prospective bidders for the right to conduct the Sale.

(e)       On the date immediately preceding the Inventory Date, the Agent has had and will have had the opportunity to inspect the Stores and the Merchandise.

11.3.	Additional Covenants.
(a)	Confidentiality.

(i)        Except as modified by the APA, All information concerning the Agent received by the Merchant (other than that information that is a matter of public knowledge or that has been published for public distribution or filed as public information with any governmental authority) shall be used by the Merchant only to evaluate and obtain approval of this transaction and shall not at any time, except in filings with the Bankruptcy Court in connection with this Agreement and the transactions contemplated hereby, be used for the advantage of or disclosed by the Merchant to any third person without the prior written consent of the Agent unless otherwise required by law (in which event, the Merchant shall notify the Agent prior to any such disclosure). The Merchant may disclose such information on a confidential basis to employees, officers, agents, auditors, consultants, counsel to the Merchant,

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directors of the Merchant and the Committee and its professionals and any secured lender to the Merchant and their professionals.

(ii)       All information concerning the Merchant and their assets received by the Agent (other than that information that is a matter of public knowledge or that has been published for public distribution or filed as public information with any governmental authority) shall be used by the Agent only to evaluate and obtain approval of this transaction and shall not at any time be used for the advantage of or disclosed by the Agent to any third person without the prior written consent of the Merchant unless otherwise required by law (in which event, the Agent shall notify the Merchant prior to any such disclosure). The Agent may disclose such information on a confidential basis to employees, officers, agents, auditors, consultants, counsel and directors of the Agent.

(iii)      The covenants set forth in this Section 12.3(a) shall survive the Closing or termination of this Agreement and the APA.

(b)       Transaction Expenses. Except as expressly provided for herein, each party shall pay its own fees, costs and expenses incurred with respect to this Agreement and the APA, whether or not the transactions contemplated hereby are consummated.

(c)       Further Assurances. The Agent and the Merchant shall, from time to time after the Closing, without further consideration, execute and deliver such instruments and take such further actions as may be reasonably necessary or desirable to carry out the provisions hereof and the transactions contemplated hereby.

Section 12.	Insurance.

12.1.    Merchant’s Liability Insurance. The Merchant shall continue until the Sale Termination Date, in such amounts as it currently has in effect, all of its liability insurance

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policies including, but not limited to, products liability, commercial general liability, auto liability, and umbrella liability insurance, covering injuries to persons and property in, or in connection with the Merchant’s operation of the Stores, and shall cause the Agent to be named as an additional insured (as its interest may appear) with respect to all such policies concerning the Merchant’s operation of the Stores. The Merchant shall deliver to the Agent certificates evidencing such insurance setting forth the duration thereof and naming the Agent as an additional insured, in form reasonably satisfactory to Agent. All such policies shall require at least 30 days’ prior notice to the Agent of cancellation, non-renewal, or material change during the Sale Term.

12.2.    Merchant’s Casualty Insurance. The Merchant will provide throughout the Sale Term, at the Agent’s cost as an Expense hereunder (limited to the amount set forth in Section 4.1(q) above), fire, flood, theft, and extended coverage casualty insurance covering the Merchandise in a total amount at any time equal to no less than the aggregate Retail Price of the Merchandise at such time, subject to any self-insurance amounts and the amount of any deductible or self-insured retention, which shall be paid by the Merchant to the Agent in the event of any casualty loss affecting the Merchandise. From and after the date of this Agreement and the APA until the Sale Termination Date, all such policies will also name the Agent as loss payee (as its interest may appear). In the event of a loss to the Merchandise on or after the date of this Agreement, the proceeds of such insurance attributable to the Merchandise plus any self-insurance amounts and the amount of any deductible or self-insured retention actually paid by the Merchant to the Agent (which amounts shall not be an Expense), shall constitute Proceeds hereunder. If requested by the Agent, the Merchant shall deliver to the Agent certificates evidencing such insurance setting forth the duration thereof and naming the Agent as loss payee

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(as its interest may appear), in form and substance reasonably satisfactory to the Agent. All such policies shall require at least 30 days’ prior notice to the Agent of cancellation, non-renewal, or material change during the Sale Term. The Merchant shall not make any change in the amount of any deductibles or self-insurance amounts prior to the Sale Termination Date without the Agent’s prior written consent.

12.3.    Agent’s Insurance. The Agent shall maintain at the Agent’s cost and expense throughout the Sale Term in such amounts as it currently has in effect, comprehensive public liability and automobile liability insurance policies with insurance coverage in an amount reasonably satisfactory to the Merchant covering injuries to persons and property in or in connection with the Agent’s agency at the Stores, and shall cause the Merchant to be named as an additional insured with respect to such policies. Exhibit 12.3 lists the Agent’s existing policies and the coverage amounts for the policies. If requested by the Merchant, the Agent shall deliver to the certificates evidencing such insurance policies setting forth the duration thereof and naming the Merchant as additional insured, in form and substance reasonably satisfactory to the Merchant. In the event of a claim under any such policies, the Agent shall be responsible for the payment of all deductibles, retentions, or self-insured amounts thereunder, unless it is determined that liability arose by reason of the wrongful acts or omissions or gross negligence of the Merchant or the Merchant’s independent contractors or agents, other than the Agent or the Agent’s employees, agents or independent contractors. All such policies shall require at least 30 days’ prior notice to the Agent of cancellation, non-renewal, or material change during the Sale Term.

12.4.    Worker’s Compensation Insurance. The Merchant shall at all times during the Sale Term maintain in full force and effect worker’s compensation insurance (including

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employer liability insurance) covering all Retained Employees in compliance with all statutory requirements.

Section 13.	Indemnification.

13.1.    Merchant Indemnification. The Merchant shall indemnify and hold the Agent and its officers, directors, employees, agents, and independent contractors harmless from and against all claims, demands, penalties, losses, liability, or damage, including, without limitation, reasonable attorneys’ fees and expenses, directly or indirectly asserted against, resulting from, or related to the Merchant’s material breach of or failure to comply with any of its agreements, covenants, representations, or warranties contained in any Sale Document. The Merchant shall indemnify the Agent from and against all claims, demands, penalties, losses, liability, or damage, including, without limitation, reasonable attorneys’ fees and expenses, directly or indirectly asserted against, resulting from or related to: (i) any structural failures of the buildings; (ii) any harassment or any other unlawful, tortious, or otherwise actionable treatment of any customers, employees or agents of the Agent by the Merchant or any of its representatives; (iii) the gross negligence (including omissions) or willful misconduct of the Merchant or any officer, directors, employees, agents or representative of the Merchant; and (iv) any claims arising from breach of warranty, product liability or product recall relating to any item of Merchandise sold through the Sale.

13.2.    Agent Indemnification. The Agent shall indemnify and hold the Merchant and its officers, directors, employees, agents, and representatives harmless from and against all claims, demands, penalties, losses, liability, or damage, including, without limitation, reasonable attorneys’ fees and expenses, directly or indirectly asserted against, resulting from, or related to: (i) Agent’s material breach of or failure to comply with any of its agreements, covenants,

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representations, or warranties contained in any Sale Document; (ii) any harassment or any other unlawful, tortious, or otherwise actionable treatment of any customers, employees, or agents of the Merchant by Agent or any of its representatives; (iii) any claims by any party engaged by Agent as an employee or independent contractor arising out of such employment; and (iv) the gross negligence (including omissions) or willful misconduct of Agent or officer, directors, employees agents, or representative.

Section 14.	Defaults. [Omitted]
Section 15.	Miscellaneous.

15.1.    Notices. All notices and communications provided for pursuant to this Agreement shall be in accordance with the APA

15.2.    Governing Law. This Agreement shall be governed and construed in accordance with the laws governing the APA.

15.3.    Amendments. This Agreement may not be modified except in accordance with the APA.

15.4.    Successors and Assigns. Section 13.8 of the APA shall apply to this Agreement, provided, however, that Agent may not assign its rights or obligations relating to the Sale without the prior written consent of Merchant.

15.5.    Sale of FF&E. The Agent shall have the right to sell and dispose of all of the FF&E located in the Stores and the corporate headquarters located in San Francisco, CA, and in all distribution centers, and all revenues and proceeds from such sales, if any, shall be for the account of the Agent. The Agent shall bear all expenses of the sale of the FF&E and shall not constitute Expenses hereunder. At the conclusion of the Sale, the Agent may leave in place at the Stores (and in the headquarters and in any distribution center) any unsold items of FF&E .

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15.6.    Lien. Without limiting the Agent’s offset rights under Section 3.3(g) above, upon payment of the Initial Guaranty Payment to the Merchant and the issuance of the Guaranty L/C and the Expense L/C and in consideration of the Agent’s payment of the Guaranteed Amount, and Expenses, and the provision of services hereunder to the Merchant, the Merchant hereby grants to the Agent pursuant to Bankruptcy Code § 364(d) a valid security interest in and lien upon the Merchandise, FF&E and the Proceeds to secure all obligations of the Merchant to the Agent hereunder. Until the payment in full of all amounts due to the Merchant hereunder, including, but not limited to, the Guaranteed Amount and reimbursement of Expenses (to the extent owed after consideration of Agent’s offset rights under section 3.3(g) hereof, if any), the security interest granted to Agent hereunder shall remain junior to the security interest of the Lender, only to the extent of such unpaid amount (to the extent owed after consideration of Agent’s offset rights under section 3.3(g) hereof, if any). Upon entry of the Sale Order and payment of the Initial Guaranteed Payment and the issuance of the Guaranty L/C and the Expense L/C, the security interest granted to Agent hereunder shall be deemed properly perfected without the need for further filings or documentation or Bankruptcy Court order.

15.7.    Section Headings The headings of sections of this Agreement are inserted for convenience only and shall not be considered for the purpose of determining the meaning or legal effect of any provisions hereof.

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IN WITNESS WHEREOF, the Agent and the Merchant hereby execute this Agreement by their duly authorized representatives as a sealed instrument as of the day and year first written above.

SHARPER IMAGE CORPORATION

By: /s/ Rebecca L. Roedell

Name: Rebecca L. Roedell

Title: Executive Vice President &

Chief Financial Officer

HILCO MERCHANT RESOURCES, LLC,

By: /s/ Eric W. Kaup

Name: Eric W. Kaup

Title: Executive Vice President, General Counsel, Member

HILCO CONSUMER CAPITAL, LLC,

By: /s/ Eric W. Kaup

Name: Eric W. Kaup

Title: Executive Vice President, General Counsel, Managing Member

GORDON BROTHERS RETAIL

PARTNERS, LLC,

on behalf of Purchaser

By: /s/ Rafael Klotz

Name: Rafael Klotz

Title: Managing Director

GB BRANDS, LLC,

on behalf of Purchaser

By: /s/ Rafael Klotz

Name: Rafael Klotz

Title: Managing Director

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WGM_TRAILER 2 WGM_TRAILER